Exhibit 99.1

CONSENT OF INTREPID PARTNERS, LLC

The Conflicts Committee of the Board of Directors of CNX Midstream GP LLC,

the general partner of CNX Midstream Partners LP

CNX Center, 1000 CONSOL Energy Drive

Canonsburg, PA 15317

Dear Members of the Committee:

We hereby consent to the inclusion of our opinion letter, dated July 26, 2020, to the Conflicts Committee of the Board of Directors of CNX Midstream GP LLC, the general partner of CNX Midstream Partners LP, as Annex C to, and the reference to such opinion letter under the headings “Summary—Opinion of the CNXM Conflicts Committee Financial Advisor” and “The Merger—Opinion of the CNXM Conflicts Committee Financial Advisor” in, the consent statement/prospectus relating to the proposed merger involving CNX Midstream Partners LP and CNX Resources Corporation, which consent solicitation/prospectus forms a part of the Registration Statement on Form S-4 of CNX Resources Corporation filed with the Securities and Exchange Commission (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

INTREPID PARTNERS, LLC

By:	/s/ Intrepid Partners, LLC

August 11, 2020